EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this "Agreement") is entered into by and between Endocyte, Inc. ("Endocyte"), and P. Ron Ellis ("Ellis") (together, the "Parties") and will become effective on the date that is eight days after Ellis has executed and not revoked this Agreement (the “Effective Date”).

Recitals

A.                Ellis has tendered his resignation as an employee, officer and director of Endocyte.

B.                 Ellis and Endocyte have entered into the Change in Control and Severance Agreement, dated May 15, 2015 (the “Severance Agreement”), under which Ellis is entitled to severance benefits under certain circumstances. The Parties have agreed to modify those benefits in accordance with this Agreement.

Agreement

In consideration of the foregoing and the following mutual undertakings, and subject to the terms and conditions of this Agreement, the Parties agree as follows:

1.                  Severance Benefits. Subject to the effectiveness of this Agreement and to the terms and conditions of this Agreement and the Severance Agreement, Endocyte will:

(a) Within 30 days following the Effective Date, pay Ellis the sum of (i) $760,644 (equal to 150% of his current annualized base salary), plus (ii) $152,129 (equal to 50% of his target bonus for 2016), plus (iii) $31,944 (equal to 12 months of COBRA payments as provided for in the Severance Agreement), in each case less applicable tax withholdings;

(b) Accelerate (as of immediately prior to Ellis’s termination of employment) the vesting of the portion of each of Ellis’s stock option awards and restricted stock unit awards that, but for the termination of employment, would have vested on or before February 15, 2018; and

(c) Amend the award agreement governing each of Ellis’s outstanding stock option awards to permit the exercise of the vested portion of such option at any time up to the earlier of (i) June 15, 2019, or (ii) the expiration date of such option.

2.                  Acknowledgements. Ellis acknowledges and agrees that:

(a) the consideration, payments and benefits to be provided pursuant to Section 1 of this Agreement (i) have a greater value to Ellis than those to which he otherwise would be entitled pursuant to the Severance Agreement, and the deviations from the precise terms of the Severance Agreement have been agreed upon by the Parties at Ellis’s request; and (ii) will be deemed rescinded, void and of no effect if this Agreement has not become effective within 60 days after it is first provided to Ellis as stated in Section 9(a) below;

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(b) in connection with his exercise of stock options and/or sale of option shares or RSU shares, he is relying on his own tax advisor; and

(c) upon his receipt of the consideration, payments and benefits set forth in Section 1 of this Agreement, Endocyte will have fully discharged its obligations to him pursuant to the Severance Agreement and otherwise in connection with his employment with, and service to, Endocyte.

3.                  Release. In consideration for, and as a condition to, his receipt of the benefits provided herein and in the Severance Agreement:

(a) To the fullest extent permitted by law, Ellis hereby irrevocably and unconditionally releases, discharges and covenants not to sue Endocyte and its Representatives (as defined below) from and with respect to all claims, actions, costs and expenses, known or unknown, that Ellis has or may have as of the Effective Date, except for (i) his rights under this Agreement, (ii) his rights under the award agreements and plans governing his stock options and restricted stock units, (iii) his rights to indemnification under Endocyte’s Certificate of Incorporation and By-Laws and to coverage under Endocyte’s D&O insurance policies, and (iv) his rights as a stockholder (collectively, the “Preserved Rights”). Nothing in this Agreement shall constitute or be construed as a waiver of future claims or a waiver of Ellis’s right to file a charge with the U.S. Equal Employment Opportunity Commission or its state or local counterparts or to participate in an investigation of any such charge. However, Ellis does release to the fullest extent permitted by law his right to file a court action and to seek or to accept individual remedies or damages in any action filed on his behalf, and this release shall apply with full force and effect to any proceeding arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief.

(b) For the avoidance of doubt, this release shall be construed as broadly as lawfully possible and is intended, to the fullest extent permitted by law, to include all claims that Ellis may have against Endocyte and any of its Representatives as of the Effective Date other than the Preserved Rights, including those arising (i) from his service as an employee, officer and director of Endocyte (or from the termination of such service), (ii) under any federal, state or local law (including anti-discrimination laws such as the Age Discrimination in Employment Act), (iii) under any contract or agreement between Ellis and Endocyte, including the Severance Agreement, and (iv) under any legal theory, including contract, tort or common law.

(c) The “Representatives” of Endocyte to which the foregoing release extends include all of its officers, directors, employees, agents, representatives, stockholders, benefit plans and programs (except with respect to any vested retirement benefits), trusts, trustees, administrators, fiduciaries, insurers, attorneys and assigns, and all persons acting by, through, under, or in concert with any of the foregoing entities or individuals.

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(d) Ellis represents and warrants that he has not commenced an action of any kind in any forum against Endocyte or any of its Representatives.

(e) Endocyte hereby irrevocably and unconditionally releases, discharges and covenants not to sue Ellis, his estate and his heirs from and with respect to all claims, actions, costs and expenses, known or unknown, that Endocyte has or may have as of the Effective Date; provided, however, that the foregoing release does not extend to (i) Endocyte’s rights and Ellis’s obligations under this Agreement, the Severance Agreement and the Surviving Covenants (as defined in Section 8(b) below), or (ii) any claims that cannot by law be released through this Agreement.

(f) This Agreement does not constitute an admission by either Party that such Party has violated any law or committed any wrongful act, and each Party specifically denies having done so. This Agreement may not be introduced into evidence or relied upon in legal proceedings except proceedings regarding breach of the terms of this Agreement or in defending legal claims.

4.                  Confidentiality. Except as otherwise required by law, Ellis will not disclose any of the terms of this Agreement to anyone other than (a) his spouse or professional advisors who agree to maintain the confidentiality of such terms, or (b) the Equal Employment Opportunity Commission or any comparable state or local agency.

5.                  Return of Property. Ellis will return promptly to Endocyte all of Endocyte's property, documents and materials in Ellis’s possession or subject to Ellis’s control, including equipment, computers and electronic devices, access cards, keys, manuals, and written literature (including electronically stored data in any form). Ellis affirms that he has not and will not alter, destroy, remove, or inappropriately limit Endocyte's access to its records or documents.

6.                  Non-Disparagement. Neither Ellis nor Endocyte shall make false, negative or disparaging statements about the other Party (or, in the case of Ellis, about Endocyte's Representatives, management, policies, practices or services) to any other person or entity, except as may be legally required.

7.                  Consulting. In consideration for the payments and benefits provided pursuant to Section 1 above, and without additional compensation, for a period of 90 days following the Effective Date, Ellis will provide advice and assistance, in the capacity of a consultant, with respect to Endocyte’s operations and other matters within his experience and expertise, as requested by Endocyte’s successor CEO; provided that Ellis’s consulting services hereunder will not unreasonably interfere with any new employment he undertakes (or with his efforts to secure such new employment). Ellis will have no authority or responsibilities other than to respond to reasonable requests for advice and assistance from the successor CEO. He will interact exclusively with the successor CEO except as otherwise requested by the successor CEO.

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8.                  Miscellaneous.

(a) This Agreement and the Severance Agreement contain the entire agreement between the Parties relating to the matters addressed in this Agreement and Ellis acknowledges that he is not relying on any oral or written representations, statements, promises, or other inducements made by Endocyte or its Representatives except those expressly stated in this Agreement.

(b) This Agreement supersedes all prior written or oral negotiations, representations, or understandings relating to the matters addressed in this Agreement unless otherwise preserved in this Agreement. However, all intellectual property assignment, dispute resolution, restrictive stock transfer, voting, right of first refusal, lock up, confidentiality, nondisclosure, non-compete, non-solicitation and other post-employment restrictions and covenants that apply to Ellis by virtue of the Severance Agreement, his employment with Endocyte, Endocyte's plans, policies, and practices, or other prior agreements, statutes or common law (collectively, the “Surviving Covenants”) remain in full force and effect and are not in any way affected, diminished or superseded by this Agreement. Furthermore, this Agreement does not affect Ellis’s legal obligation to protect the confidentiality of Endocyte's information, including but not limited to personnel and personal (including medical) information, research, trade secrets, proprietary information, business plans and models, and financial data that Ellis obtained in connection with his employment with Endocyte.

(c) This Agreement can only be amended or modified by a writing signed by both Parties.

(d) A court of competent jurisdiction's declaration that any portion of this Agreement is illegal or unenforceable will not affect the legality, enforceability, or validity of the remainder of this Agreement so long as the economic or legal substance this Agreement contemplates is not affected in any manner materially adverse to any Party.

(e) This Agreement will be binding upon and inure to the benefit of the Parties' heirs, personal representatives, successors and assigns.

(f) This Agreement will be construed and enforced in accordance with Indiana law without regard to conflict of laws principles. Any legal action relating to this Agreement will be commenced and maintained exclusively before an appropriate state or federal court of record in Indiana. The Parties will submit to the jurisdiction of those courts and waive any right to challenge personal jurisdiction or venue in any action commenced or maintained in those courts.

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(g) This Agreement may be executed in counterparts or using facsimile or electronic signatures, each of which will have the same force and effect as original signatures.

(h) Neither Party shall be deemed to be the drafter of this Agreement, which will be interpreted and construed without presumption or inference based upon or against the Party responsible for its drafting.

(i) Ellis acknowledges that he has had a reasonable opportunity to read and discuss all aspects of this Agreement with counsel, fully understands all provisions of it, and is entering into this Agreement voluntarily and entirely of his own free will under no duress or coercion.

(j) The Recitals are an integral part of this Agreement and specifically are incorporated by reference.

9.                  Ellis acknowledges and agrees that:

(a) Endocyte provided him this Agreement on June 15, 2016;

(b) Endocyte advised him at that time to consult an attorney prior to signing this Agreement;

(c) He is permitted a minimum of 21 days to accept Endocyte’s offer by signing this Agreement, and that, if discussions between the Parties result in any changes to this Agreement before it is signed, the 21-day period will not be restarted; and

(d) Endocyte informed him that (i) this Agreement will not be effective or enforceable against either Party if Ellis revokes it by giving written notice of revocation to Katherine Parker at Endocyte, which notice must be received by Ms. Parker not later than seven days after Ellis signs the Agreement, and (ii) if not revoked, this Agreement will become binding and enforceable on the eighth day following Ellis’s execution hereof.

In order to evidence their agreement to the foregoing, the Parties have executed this Agreement on the dates stated below.

Endocyte, Inc.

/s/ P. Ron Ellis	By:	/s/ Mike Sherman
P. Ron Ellis	Name:	Mike Sherman
	Title:	CEO

Date: 6/16/16	Date:	June 16, 2016

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